Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2022 Profit

Second Quarter 2022 Highlights

●	Pre-tax income of $73 million, net income of $54 million, or $1.07 per diluted share
●	Took delivery of six E175 aircraft for Alaska Airlines and two E175 aircraft for Delta Air Lines under previously announced agreements
●	Celebrated the 50-year anniversary of SkyWest’s founding

ST. GEORGE, UTAH, July 28, 2022 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2022, including net income of $54 million, or $1.07 per diluted share, compared to a net income of $62 million, or $1.22 per diluted share, for Q2 2021.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “The quarter results reflect the continued strong demand for our product and the impact of our improved fleet mix as we continue investing in our E175 fleet. As we work through the constraints of an ongoing pilot imbalance and industry-wide staffing challenges, demand for our product remains exceptionally strong. I want to thank our people for their dedicated, world-class efforts.”

Financial Results

Revenue was $799 million in Q2 2022, up $142 million or 22%, from $657 million in Q2 2021. This quarter’s increase in revenue under SkyWest’s flying contracts came from adding 43 aircraft to its operations since Q2 2021, with the remaining revenue increase largely due to COVID-19 revenue concessions given to our major airline partners in Q2 2021.

Operating expenses were $710 million in Q2 2022, up 31% from $542 million in Q2 2021. The increase in operating expenses was primarily due to $114 million in payroll support program grants received from U.S. Treasury reflected as an offset to Q2 2021 operating expenses and operating costs from aircraft added to SkyWest’s fleet since Q2 2021.

Capital and Liquidity

SkyWest had $975 million in cash and marketable securities at June 30, 2022, up from $856 million at March 31, 2022 and $860 million at December 31, 2021.

Total debt at June 30, 2022 was $3.3 billion, up from $3.2 billion at March 31, 2022, reflecting the financing of eight new E175 aircraft delivered in Q2 2022. Capital expenditures during Q2 2022 were $197 million for the purchase of eight E175s and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements. SkyWest expects to finance the future E175 deliveries discussed below through debt. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with American for 20 E175 aircraft

●	18 aircraft were delivered in 2021 and two deliveries are expected in Q3 2022.
●	15 aircraft were placed into service during Q1 and Q2 2022 and five aircraft are expected to be placed into service by the end of 2022.

Flying contract with Delta for 16 E175 aircraft

●	Two aircraft were delivered in Q2 2022.
●	14 aircraft deliveries are anticipated in the second half of 2022.

Flying contract with Alaska for 11 E175 aircraft

●	Six aircraft were delivered in Q2 2022. Four aircraft were delivered in Q1 2022 and the remaining one aircraft delivery is expected in the first half of 2023.

Combined, SkyWest anticipates placing 47 E175 aircraft into service under these three previously announced agreements by early 2023. As of June 30, 2022, 30 aircraft were delivered and 17 aircraft have deliveries scheduled through early 2023. By mid-2023, SkyWest is scheduled to operate a total of 240 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 500 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 36 million passengers in 2021.

SkyWest will host its conference call to discuss its second quarter 2022 results today, July 28, 2022, at 2:30 p.m. Mountain Time. The conference call number is 1-888-440-4038 for domestic callers, and 1-646-

960-0861 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/854452725.This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2022 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the impact of the COVID-19 pandemic on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods, including the return to pre-COVID production levels and expected timing thereof, expected production levels in 2022 and associated staffing challenges, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the funding received under the U.S. Treasury Department’s payroll support programs on SkyWest’s business and operations, the continued uncertainty of the duration, scope and impact of COVID-19, a further spread or worsening of COVID-19, and other potential future outbreaks of infectious diseases or other health concerns, the consequences of the COVID-19 pandemic to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additionally, the risks, uncertainties and other factors set forth above or otherwise referred to in the reports that the Company files with the Securities and Exchange Commission may be further amplified by the global impact of the COVID-19 pandemic.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
OPERATING REVENUES:
Flying agreements	$773,774	$632,967	$1,481,837	$1,144,158
Lease, airport services and other	25,311	24,023	52,400	47,387
Total operating revenues	799,085	656,990	1,534,237	1,191,545

OPERATING EXPENSES:
Salaries, wages and benefits	288,562	233,423	588,620	453,265
Aircraft maintenance, materials and repairs	174,883	190,879	323,296	394,706
Depreciation and amortization	97,249	109,895	199,994	219,492
Aircraft fuel	31,820	25,867	56,910	45,061
Airport-related expenses	17,490	22,038	36,695	46,486
Aircraft rentals	16,024	15,723	32,020	31,213
Payroll support grant	—	(114,144)	—	(307,317)
Other operating expenses	84,455	58,286	156,052	112,774
Total operating expenses	710,483	541,967	1,393,587	995,680
OPERATING INCOME	88,602	115,023	140,650	195,865

OTHER INCOME (EXPENSE):
Interest income	2,559	210	2,984	494
Interest expense	(30,433)	(33,940)	(59,025)	(65,294)
Other income, net	12,019	80	12,899	296
Total other expense, net	(15,855)	(33,650)	(43,142)	(64,504)

INCOME BEFORE INCOME TAXES	72,747	81,373	97,508	131,361
PROVISION FOR INCOME TAXES	18,796	19,379	25,823	33,467
NET INCOME	$53,951	$61,994	$71,685	$97,894

BASIC EARNINGS PER SHARE	$1.07	$1.23	$1.42	$1.95
DILUTED EARNINGS PER SHARE	$1.07	$1.22	$1.42	$1.93

Weighted average common shares:
Basic	50,522	50,346	50,501	50,316
Diluted	50,566	50,725	50,637	50,727

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
Cash and marketable securities	$974,679	$860,410
Other current assets	242,205	208,183
Total current assets	1,216,884	1,068,593

Property and equipment, net	5,468,163	5,373,635
Deposits on aircraft	91,813	124,964
Other long-term assets	559,787	558,755
Total assets	$7,336,647	$7,125,947

Current portion, long-term debt	$424,998	$391,798
Other current liabilities	773,415	802,823
Total current liabilities	1,198,413	1,194,621

Long-term debt, net of current maturities	2,864,483	2,717,420
Other long-term liabilities	928,720	946,392
Stockholders' equity	2,345,031	2,267,514
Total liabilities and stockholders' equity	$7,336,647	$7,125,947

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	June 30, 2022	December 31, 2021	June 30, 2021
E175 aircraft	223	211	193
CRJ900 aircraft	44	44	40
CRJ700 aircraft	114	114	104
CRJ200 aircraft	140	140	141
Total aircraft in service or under contract	521	509	478

As of June 30, 2022, SkyWest leased 35 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above). The E175 aircraft counts are based on delivery date.

Selected operational data:

	For the three months ended June 30,				For the six months ended June 30,
Block hours by aircraft type:	2022	2021	% Change		2022	2021	% Change
E175s	165,224	149,226	10.7%		311,401	277,724	12.1%
CRJ900s	27,479	29,713	(7.5)%		53,334	53,719	(0.7)%
CRJ700s	72,120	73,380	(1.7)%		139,998	136,475	2.6%
CRJ200s	69,930	71,726	(2.5)%		141,013	132,309	6.6%
Total block hours	334,753	324,045	3.3%		645,746	600,227	7.6%

Departures	199,678	185,498	7.6%		375,889	340,392	10.4%
Passengers carried	11,124,468	9,301,873	19.6%		19,911,835	15,010,462	32.7%
Adjusted flight completion	99.9%	99.9%	—	pts	99.4%	99.9%	(0.5)	pts
Raw flight completion	99.1%	99.5%	(0.4)	pts	97.7%	98.5%	(0.8)	pts
Passenger load factor	86.0%	76.4%	9.6	pts	82.1%	67.6%	14.5	pts
Average trip length	491	533	(7.9)%		503	536	(6.2)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.